UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2023
ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii			001-35492	45-4849780
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 3440,	Honolulu,	Hawaii		96801
(Address of principal executive offices)				(Zip Code)
(808) 525-6611
(Registrant’s telephone number, including area code)
N/A
(Former name or former address,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	ALEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 if this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 if this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 2.01. Completion of Acquisition or Disposition of Assets.
In November 2023, Alexander & Baldwin, Inc. (the “Company”), closed on two transactions with a combined sales price of $60.0 million, which consisted of the sale of the Company's interests in Grace Pacific LLC ("Grace Pacific"), a materials and construction company, and AB Maui Quarries, LLC, owner of quarry land on Maui (collectively, the “Grace Disposal Group”), as well as the sale of Grace Pacific's 50% interest in Maui Paving, LLC, a paving company.

On November 15, 2023, the Company sold the Grace Disposal Group to Nan, Inc., an unrelated third party, for total consideration of $57.5 million (the "Transaction"), which consisted of cash proceeds of $42.5 million and a $15.0 million promissory note (the “Seller Note”). The Seller Note has a maturity date of January 5, 2024, and does not accrue interest. In connection with the Transaction, the Company has been released by Grace Pacific's third-party sureties from all indemnity obligations relating to Grace Pacific's construction bonds (bid, performance and payment bonds).

Prior to the Transaction, on November 6, 2023, Grace Pacific completed the sale of its 50% membership interest in Maui Paving, LLC to GBI Holding Co., an unrelated third party, for $2.5 million in cash.

Item 7.01. Regulation FD Disclosure.
The Company issued a press release announcing the completed sale of the Grace Disposal Group. This information is being furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(b) Pro forma financial information
The results of operations of the Grace Disposal Group were presented as discontinued operations, and the Grace Disposal Group’s assets and liabilities were presented as held for sale, in the Company’s consolidated financial statements as of and for the three-year period ended December 31, 2022, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and as of and for the nine months ended September 30, 2023, included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Accordingly, there is no pro forma effect to the Company’s income (loss) from continuing operations as reflected in the Company's consolidated statements of operations for the years ended December 31, 2022, 2021, and 2020, or the nine months ended September 30, 2023. The estimated loss from the Grace Disposal Group disposition will be presented in discontinued operations in future reporting periods and therefore is not discussed below as a proforma income statement adjustment. A limited number of pro forma adjustments are required to illustrate the effects of the Transaction on the Company's consolidated balance sheet, as such the following narrative description is furnished in lieu of pro forma statements.

The pro forma effects of the Grace Disposal Group disposition on the Company's consolidated balance sheet at September 30, 2023, assuming the disposition had closed on September 30, 2023, would have been as follows:

•Total assets of $1,785.9 million would be reduced by approximately $89.0 million, reflecting the net effect of the following:
◦the disposition of $144.7 million of assets held for sale related to the Grace Disposal Group;
◦the addition of approximately $40.7 million in net cash proceeds, reflecting closing proceeds, including prorations and other adjustments; and
◦the addition of $15.0 million in other receivables, reflecting the $15.0 million Seller Note.
•Total liabilities of $747.4 million would be reduced by approximately $69.8 million, reflecting the net effect of the following:
◦the disposition of $71.3 million of liabilities associated with assets held for sale, reflecting liabilities of the Grace Disposal Group assumed by the Buyer; and
◦the addition of accrued liabilities of approximately $1.5 million, reflecting the accrual of transaction-related costs.
•Total redeemable noncontrolling interest of $9.7 million would be reduced in its entirety, reflecting the derecognition of the 30% portion of equity in GLP Asphalt not attributable to the Company. The Grace Disposal Group includes Grace Pacific's 70% ownership in GLP Asphalt.
•Total A&B shareholders' equity of $1,028.8 million would be reduced by approximately $9.5 million, reflecting the estimated loss on sale assuming the disposition closed on September 30, 2023, and using the Grace Disposal Group's carrying value as of September 30, 2023, in the loss calculation.

Pro forma adjustments are based upon available information that the Company believes is reasonable and factually supportable. Actual amounts could differ materially from these adjustments.

The pro forma effects of the disposition are illustrative only and are not intended to represent or be indicative of the effects of the disposition of the Grace Disposal Group on the Company’s financial position had the disposition been completed as of September 30, 2023, nor are they indicative of the Company’s future financial condition.

(d)     Exhibits

99.1	Press Release issued by Alexander & Baldwin, Inc. on November 15, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                        Date:  November 15, 2023

                        ALEXANDER & BALDWIN, INC.

                        /s/ Clayton K.Y. Chun
                        Clayton K.Y. Chun
                        Executive Vice President,
                        Chief Financial Officer and Treasurer